Rule 424(b)(5)
                                                          File No. 333-32433

            PRICING SUPPLEMENT NO. 11, dated October 16, 1998
            (To Prospectus dated August 22, 1997)

                                               DQE, INC.

                                             3,120 Shares
                                Preferred Stock, Series A (Convertible)
                                ($100 Liquidation Preference Per Share)

            DATE OF ISSUANCE:       October 16, 1998.

            DIVIDEND RATE:          3.4%.

            SCHEDULE CALL DATE:     November 1, 2004.

            REDEMPTION

                  Limitation.  By virtue of the limitation described under
              "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock -- Redemption -- Limitation" in the accompanying Prospectus and under current law, the Company will not have any right to redeem or any obligation to redeem any shares of Series A Preferred Stock described in this Pricing Supplement.

            CONVERSION

                  Mandatory Conversion.  Each share of Series A Preferred
             Stock described in this Pricing Supplement which is not converted into Conversion Securities prior to the Scheduled Call Date will be converted automatically into Conversion Securities on the Scheduled Call Date.

            CERTAIN FEDERAL INCOME TAX CONSIDERATION

                  Persons considering any transaction pursuant to which they will receive shares of Series A Preferred Stock should consult their tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.